Exhibit 99

Farmers & Merchants Bancorp
Reports Record First Quarter Earnings

Farmers & Merchants Bancorp (OTCQX: FMCB) announced record net income for first quarter 2018.

For the quarter ending March 31, 2018, Farmers & Merchants Bancorp reported net income of $9.94 million, or $12.24 per share, a 27.1% increase from net income of $7.8 million earned in the first quarter of 2017. Net interest income for the quarter ending March 31, 2018 was $28.9 million, up 11.8% from $25.9 million in the same quarter in 2017. The Company’s net interest margin on a tax equivalent basis was 4.12% in the first quarter of 2018, compared to 3.82% in the first quarter of 2017.  Return on average assets for the first quarter of 2018 was 1.31%, and return on average equity was 13.14%. Total assets at quarter-end were $3.1 billion, up 3.6% from the first quarter of 2017. Total loans and leases outstanding reached $2.24 billion, an increase of 4.1% from March 31, 2017, and total deposits of $2.7 billion increased 3.6% from March 31, 2017. At quarter-end, total checking deposits represented 51.4% of total deposits compared to 46.5% at March 31, 2017. The Company’s credit quality remained strong with a nominal amount of non-performing loans and leases as of March 31, 2018, representing effectively 0.0% of total loans and leases. The provision for credit losses was $333,000 for the quarter, and at quarter-end the Company’s allowance for credit losses was $50.7 million, or 2.27% of total loans and leases, representing an increase of $2.3 million from March 31, 2017. The Company’s tier 1 leverage capital ratio was 10.49% at March 31, 2018, and the total capital ratio was 13.33%, resulting in the highest possible regulatory classification of “well capitalized.”

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s strong performance in the first quarter of 2018.  Assisted by the recent decrease in corporate tax rates, net income was up 27.1% over the same period in the prior year.  As a result of (i) our continuing growth in each of our primary markets, (ii) our recent expansion into the Napa market that is beginning to generate results, and (iii) what we anticipate will be a rising rate environment over the rest of the year, we have a positive outlook for the remainder of 2018.  Bank credit quality remains excellent and capital ratios remain above all regulatory well-capitalized measures.  We have maintained a 5-Star rating from BauerFinancial for 27 consecutive years, longer than any other commercial bank in the state of California.”

Mr. Steinwert continued, “On March 26, 2018 we announced that we had entered into a definitive agreement to purchase Bank of Rio Vista.  Bank of Rio Vista is an excellent strategic fit for F&M.  In addition to the $200 million in customer relationships that it provides, its branch locations in Rio Vista and Walnut Grove geographically complement our expansion into the East Bay of San Francisco and provide two convenient Delta locations from which to service our current agricultural customer base.  We expect the acquisition to be accretive to earnings in 2019, the first full year of combined operations.”

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About Farmers & Merchants Bancorp
Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 28 convenient locations. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa with a full-service branch in process. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their CRA evaluation. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements
Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.